UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 7)*

                        Fidelity Federal Bancorp
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 587-0320
    8888 Keystone Crossing, Suite 900, Indianapolis, Indiana  46240
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                            October 28, 1996
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 4

                                 SCHEDULE 13D

  CUSIP NO. 299333104                                        PAGE 2 OF 4 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Pedcor Investments, A Limited Liability Company
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
      WC of Pedcor Investments, A Limited Liability Company & PF of Bruce A. Cordingley, Gerald K. Pedigo and Sara A. Lentz
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Wyoming, qualified to do business in Indiana
------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF
                          153,703
      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING
                          153,703
      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      Pedcor Investments, A Limited Liability Company - 120,174; Bruce A. Cordingley - 317; Gerald K. Pedigo - 30,992; Sara A. Lentz - 2,220
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      6.11%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 4

Item 1.  Security and Issuer
----------------------------

      Common Stock, $1.00 par value (the "Shares")
      Fidelity Federal Bancorp (the "Issuer"),
      18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      Unchanged from Amendment 6

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      Unchanged from Amendment 6

Item 4.  Purpose of Transaction
-------------------------------

      Unchanged from Amendment 6

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by (i) Pedcor is 120,174 or 4.8% of the outstanding common stock of Issuer (ii) Mr. Cordingley is 317 or 0.01% of the outstanding common stock of Issuer (iii) Mr. Pedigo is 30,992 or 1.2% of the outstanding common stock of Issuer
            (iv) Ms. Lentz is 2,220 or .1% of the outstanding common stock of the Issuer. Mrs. Cordingley and Mr. Stoffregen do not presently own any Shares.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares. Mr. Cordingley, Mr. Pedigo and Ms. Lentz each have the sole power to vote and sole power to dispose of their respective Shares.

      (c)   Transactions effected during the past sixty days.
            -------------------------------------------------

            By Pedcor Investments, A Limited Liability Company:

                  a. On October 28, 1996 sold 5,000 Shares at $10.625 per Share.

            All Shares were disposed of in open market transactions.

      (d)   Not applicable.

      (e)   Not applicable.








SEC 1746 (12-91) Page 3 of 4

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      After the sales described in Item 5 above, 109,383 of the Shares owned by Pedcor are pledged to National City Bank of Indiana, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to the Bank and as of the date hereof 7,308 of the Shares owned by Pedcor and 40 of the Shares owned by Mr. Cordingley are pledged pursuant to margin agreements with McDonald & Company Securities, Inc. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley or Mr. Pedigo and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank and the margin agreements with McDonald & Company Securities, Inc.

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      Unchanged from Amendment 5

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  November 6, 1996       -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company

























SEC 1746 (12-91) Page 4 of 4

                 APPENDIX OF PREVIOUSLY FILED SCHEDULES


                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No.  )*

                    Evansville Federal Savings Bank
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)


-------------------------------------------------------------------------------
                             (CUSIP Number)

                  Bruce A. Cordingley  (317) 236-2299
                   Box 82001, Indianapolis, IN  46282
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                           November 18, 1991
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 5

                                 SCHEDULE 13D

  CUSIP NO.                                                  PAGE 2 OF 5 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Pedcor Investments, A Limited Liability Company
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      WC
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Wyoming, qualified to do business in Indiana
------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF
                          27,100
      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING
                          27,100
      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      27,100
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.7%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 5

Item 1. Security and Issuer
---------------------------

      Common Stock, $1.00 par value (the "Shares")
      Evansville Federal Savings Bank (the "Issuer"),
      18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      I.      Pedcor Investments, A Limited Liability Company
              ("Pedcor"), is organized under the laws of the State of Wyoming, and is qualified to do business in Indiana. The principal business of Pedcor is real estate oriented investments. Its address is Pedcor Investments, A Limited Liability Company, c/o Bruce A. Cordingley, One American Square, Box 82001, Indianapolis, IN 46282.

              Pedcor has never been convicted in a criminal proceeding of any kind, nor has it ever been a party to a civil proceeding of a judicial or administrative body.

      II.     (a)   Bruce A. Cordingley (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   One American Square, Box 82001, Indianapolis, IN
                    46282.

              (c) Attorney/Investor, Partner, Ice Miller Donadio & Ryan, One American Square, Box 82001, Indianapolis, IN 46282.

              (d) & (e) Mr. Cordingley has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has he ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mr. Cordingley is a citizen of the United States.

      III.    (a)   Gerald K. Pedigo (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   6150 East 75th Street, Suite 125, Indianapolis, IN
                    46250.

              (c)   Investor, self-employed.

              (d) & (e) Mr. Pedigo has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has he ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mr. Pedigo is a citizen of the United States.

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      The shares subject to this report were purchased with working capital of Pedcor. The amount of funds used in making the purchases was $181,225.00.


SEC 1746 (12-91) Page 3 of 5

Item 4.  Purpose of Transaction
-------------------------------

      The Shares were purchased for the purpose of investment. Pedcor, Mr. Cordingley and Mr. Pedigo may acquire additional Shares in the future, the timing and amount of such purchases (if any) will be dependent upon a number of factors, including market conditions, the market price of the Shares, working capital, and the availability of other investment opportunities. It is anticipated that any future purchases will be made in open market transactions, and that all Shares acquired will be held for investment purposes. Mr. Cordingley has requested that he be elected to the board of directors of the Issuer, and has suggested to the management of the Bank that they consider a sale or merger of the institution in order to maximize shareholder value. Other than as set forth above, Pedcor, Mr. Cordingley and Mr. Pedigo do not have, nor are they aware of, any plans or proposals which relate to or would result in:

      (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

      (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

      (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

      (d) Any change in the present Board of Directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

      (e) Any material change in the present capitalization or dividend policy of the Issuer;

      (f) Any other material change in the Issuer's business or corporate structure;

      (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

      (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
              Section 12(g)(4) of the Act; or

      (j)     Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by Pedcor is 27,100 or 5.7% of the outstanding common stock of Issuer.

SEC 1746 (12-91) Page 4 of 5

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares which are the subject of this Report.

      (c) Since November 8, 1991, Pedcor has effected transactions in the Shares as follows:

                  Date            Number of Shares           Price Per Share
                  ----            ----------------           ---------------

                11/08/91                2,500                     7.25

                11/18/91                1,600                     7.25

                11/20/91                2,000                     7.375

      (d)     Not applicable.

      (e)     Not applicable.

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      The Shares which are the subject of this Report have been pledged to Merchants National Bank & Trust Company, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to the Bank. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley or Mr. Pedigo and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank.

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      None.

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date: November 27, 1991       -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company




SEC 1746 (12-91) Page 5 of 5

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 1)*

                    Evansville Federal Savings Bank
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 236-2299
        Box 82001, One American Square, Indianapolis, IN  46282
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                           December 11, 1991
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 5

                                 SCHEDULE 13D

  CUSIP NO. 299333104                                        PAGE 2 OF 5 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Pedcor Investments, A Limited Liability Company
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      WC
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Wyoming, qualified to do business in Indiana
------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF
                          44,196
      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING
                          44,196
      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      44,196
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      9.3%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 5

Item 1. Security and Issuer
---------------------------

      Common Stock, $1.00 par value (the "Shares")
      Evansville Federal Savings Bank (the "Issuer"),
      18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      I.      Pedcor Investments, A Limited Liability Company
              ("Pedcor"), is organized under the laws of the State of Wyoming, and is qualified to do business in Indiana. The principal business of Pedcor is real estate oriented investments. Its address is Pedcor Investments, A Limited Liability Company, c/o Bruce A. Cordingley, One American Square, Box 82001, Indianapolis, IN 46282.

              Pedcor has never been convicted in a criminal proceeding of any kind, nor has it ever been a party to a civil proceeding of a judicial or administrative body.

      II.     (a)   Bruce A. Cordingley (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   One American Square, Box 82001, Indianapolis, IN
                    46282.

              (c) Attorney/Investor, Partner, Ice Miller Donadio & Ryan, One American Square, Box 82001, Indianapolis, IN 46282.

              (d) & (e) Mr. Cordingley has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has he ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mr. Cordingley is a citizen of the United States.

      III.    (a)   Gerald K. Pedigo (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   6150 East 75th Street, Suite 125, Indianapolis, IN
                    46250.

              (c)   Investor, self-employed.

              (d) & (e) Mr. Pedigo has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has he ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mr. Pedigo is a citizen of the United States.

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      The shares subject to this report were purchased with working capital of Pedcor. The amount of funds used in making the purchases was $323,104.00.


SEC 1746 (12-91) Page 3 of 5

Item 4.  Purpose of Transaction
-------------------------------

      The Shares were purchased for the purpose of investment. Pedcor, Mr. Cordingley and Mr. Pedigo may acquire additional Shares in the future, the timing and amount of such purchases (if any) will be dependent upon a number of factors, including market conditions, the market price of the Shares, working capital, and the availability of other investment opportunities. It is anticipated that any future purchases will be made in open market transactions, and that all Shares acquired will be held for investment purposes. Mr. Cordingley has requested that he be elected to the board of directors of the Issuer. Pedcor, Mr. Cordingley and Mr. Pedigo do not have, nor are they aware of, any plans or proposals which relate to or would result in:

      (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

      (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

      (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

      (d) Any change in the present Board of Directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

      (e) Any material change in the present capitalization or dividend policy of the Issuer;

      (f) Any other material change in the Issuer's business or corporate structure;

      (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

      (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
              Section 12(g)(4) of the Act; or

      (j)     Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by Pedcor is 44,196 or 9.3% of the outstanding common stock of Issuer.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares which are the subject of this Report.

SEC 1746 (12-91) Page 4 of 5

      (c) Since November 8, 1991, Pedcor has effected transactions in the Shares as follows:

                  Date            Number of Shares           Price Per Share
                  ----            ----------------           ---------------

                11/08/91                2,500                     7.25

                11/18/91                1,600                     7.25

                11/20/91                2,000                     7.375

                12/11/91               11,896                     8.375

                12/13/91                5,200                     8.125

      (d)     Not applicable.

      (e)     Not applicable.

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      The Shares which are the subject of this Report have been pledged to Merchants National Bank & Trust Company, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to the Bank. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley or Mr. Pedigo and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank.

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      None.

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date: December 16, 1991       -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company



SEC 1746 (12-91) Page 5 of 5

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 2)*

                    Evansville Federal Savings Bank
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 236-2299
        Box 82001, One American Square, Indianapolis, IN  46282
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                           February 19, 1992
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 6

                                 SCHEDULE 13D

  CUSIP NO. 299333104                                        PAGE 2 OF 6 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Pedcor Investments, A Limited Liability Company
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

      WC
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Wyoming, qualified to do business in Indiana
------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF
                          47,096
      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING
                          47,096
      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      47,096
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      9.9%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 6

Item 1. Security and Issuer
---------------------------

      Common Stock, $1.00 par value (the "Shares")
      Evansville Federal Savings Bank (the "Issuer"),
      18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      I.      Pedcor Investments, A Limited Liability Company
              ("Pedcor"), is organized under the laws of the State of Wyoming, and is qualified to do business in Indiana. The principal business of Pedcor is real estate oriented investments. Its address is Pedcor Investments, A Limited Liability Company, c/o Bruce A. Cordingley, One American Square, Box 82001, Indianapolis, IN 46282.

              Pedcor has never been convicted in a criminal proceeding of any kind, nor has it ever been a party to a civil proceeding of a judicial or administrative body.

      II.     (a)   Bruce A. Cordingley (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   One American Square, Box 82001, Indianapolis, IN
                    46282.

              (c) Attorney/Investor, Partner, Ice Miller Donadio & Ryan, One American Square, Box 82001, Indianapolis, IN 46282.

              (d) & (e) Mr. Cordingley has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has he ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mr. Cordingley is a citizen of the United States.

      III.    (a)   Gerald K. Pedigo (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   6150 East 75th Street, Suite 125, Indianapolis, IN
                    46250.

              (c)   Investor, self-employed.

              (d) & (e) Mr. Pedigo has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has he ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mr. Pedigo is a citizen of the United States.









SEC 1746 (12-91) Page 3 of 6

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      The shares subject to this report were purchased with working capital of Pedcor. The amount of funds used in making the purchases was $364,304. In February, 1992, Bruce Cordingley purchased 100 shares at $8.00 per share from Pedcor. The purchase was to enable Mr. Cordingley to hold directly qualifying shares to serve on the Board of Directors of the Issuer.

Item 4.  Purpose of Transaction
-------------------------------

      The Shares were purchased for the purpose of investment. Pedcor, Mr. Cordingley and Mr. Pedigo may acquire additional Shares in the future, the timing and amount of such purchases (if any) will be dependent upon a number of factors, including market conditions, the market price of the Shares, working capital, availability of other investment opportunities and approval by the Office of Thrift Supervision of a Rebuttal of Control Notice which has been filed and if approved would allow purchases of common stock up to 25% of the outstanding stock of Evansville. Said Rebuttal of Control Notice has been filed with the OTS. It is anticipated that any future purchases will be made in open market transactions, direct from individuals or from the Issuer, and that all Shares acquired will be held for investment purposes. Mr. Cordingley has been elected to the Board of Directors of the Issuer effective February 19, 1992 and has accepted the position. The Board of Directors has been increased to eleven (11) members from nine (9). Other than the above, Pedcor, Mr. Cordingley and Mr. Pedigo do not have, nor are they aware of, any plans or proposals which relate to or would result in:

      (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

      (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

      (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

      (d) Any change in the present Board of Directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

      (e) Any material change in the present capitalization or dividend policy of the Issuer;

      (f) Any other material change in the Issuer's business or corporate structure;

      (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

SEC 1746 (12-91) Page 4 of 6

      (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
              Section 12(g)(4) of the Act; or

      (j)     Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by Pedcor is 47,096 or 9.9% of the outstanding common stock of Issuer.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares which are the subject of this Report.

      (c) Since December 19, 1991, Pedcor has effected transactions in the Shares as follows:

                  Date            Number of Shares           Price Per Share
                  ----            ----------------           ---------------

                12/11/91               11,896                     8.375

                12/13/91                5,200                     8.125

                12/30/91                2,900                     8.00

      (d)     Not applicable.

      (e)     Not applicable.

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      The Shares which are the subject of this Report have been pledged to Merchants National Bank & Trust Company, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to the Bank. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley or Mr. Pedigo and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank.

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      None.





SEC 1746 (12-91) Page 5 of 6

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date: February 28, 1992       -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company
















































SEC 1746 (12-91) Page 6 of 6

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 3)*

                    Evansville Federal Savings Bank
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 579-7255
        Suite 125, 6150 E. 75th Street, Indianapolis, IN  46250
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                            October 28, 1992
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 5

                                 SCHEDULE 13D

  CUSIP NO. 299333104                                        PAGE 2 OF 5 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Pedcor Investments, A Limited Liability Company
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
      WC of Pedcor Investments, A Limited Liability Company & PF of Bruce A. Cordingley and Gerald K. Pedigo
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Wyoming, qualified to do business in Indiana
------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF
                          110,596
      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING
                          110,596
      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      Pedcor Investments, A Limited Liability Company - 100,396; Bruce A. Cordingley - 5,100; Gerald K. Pedigo - 5,100
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      17.2%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 5

Item 1. Security and Issuer
---------------------------

      Common Stock, $1.00 par value (the "Shares")
      Evansville Federal Savings Bank (the "Issuer"),
      18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      I. Pedcor Investments, A Limited Liability Company ("Pedcor"), is organized under the laws of the State of Wyoming, and is qualified to do business in Indiana. The principal business of Pedcor is real estate oriented investments. Its address is Pedcor Investments, A Limited Liability Company, c/o Bruce A. Cordingley, Suite 125, 6150 E. 75th Street, Indianapolis, IN 46250.

              Pedcor has never been convicted in a criminal proceeding of any kind, nor has it ever been a party to a civil proceeding of a judicial or administrative body.

      II.     (a)   Bruce A. Cordingley (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   Suite 125, 6150 E. 75th Street, Indianapolis, IN
                    46250.

              (c)   Investor, Suite 125, 6150 E. 75th Street,
                    Indianapolis, IN 46250.

              (d) & (e) Mr. Cordingley has never been convicted in any criminal proceeding of a judicial or administrative body.

              (f)   Mr. Cordingley is a citizen of the United States.

      III.    (a)   Gerald K. Pedigo (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   Suite 125, 6150 E. 75th Street, Indianapolis, IN
                    46250.

              (c)   Investor, self-employed.

              (d) & (e) Mr. Pedigo has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has he ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mr. Pedigo is a citizen of the United States.

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      The shares subject to this report were purchased with working capital of Pedcor and personal funds. The amount of funds used in making the purchases was $386,481.25.

SEC 1746 (12-91) Page 3 of 5

Item 4.  Purpose of Transaction
-------------------------------

      The Shares were purchased for the purpose of investment. Pedcor, Mr. Cordingley and Mr. Pedigo may acquire additional Shares in the future, the timing and amount of such purchases (if any) will be dependent upon a number of factors, including market conditions, the market price of the Shares, working capital, and the availability of other investment opportunities. It is anticipated that any future purchases will be made in open market transactions, direct from other shareholders or direct from the Issuer, and that all Shares acquired will be held for investment purposes. The Board of Directors has been decreased from eleven
      (11) members to nine (9). Mr. Cordingley was elected to the Board of Directors on October 20, 1992 for a 3 year term. On March 23, 1992 the Office of Thrift Supervision and Pedcor, Mr. Cordingley and Mr. Pedigo entered into a Rebuttal of Control Agreement which would allow Pedcor, Mr. Cordingley and Mr. Pedigo to acquire up to 25% of the voting shares of the Issuer. Other than the above, Pedcor, Mr. Cordingley and Mr. Pedigo do not have, nor are they aware of, any plans or proposals which relate to or would result in:

      (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

      (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

      (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

      (d) Any change in the present Board of Directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

      (e) Any material change in the present capitalization or dividend policy of the Issuer;

      (f) Any other material change in the Issuer's business or corporate structure;

      (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

      (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
              Section 12(g)(4) of the Act; or

      (j)     Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by (i) Pedcor is 100,396 or 15.6% of the outstanding common stock of Issuer (ii) Mr. Cordingley is 5,100 or 0.8% of the

SEC 1746 (12-91) Page 4 of 5
              outstanding common stock of Issuer and (iii) Mr. Pedigo is 5,100 or 0.8% of the outstanding common stock of Issuer.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares which are the subject of this Report. Mr. Cordingley and Mr. Pedigo each have the sole power to vote and sole power to dispose of each of their respective shares.

      (c) Since August 28, 1992, Pedcor, Mr. Cordingley and Mr. Pedigo have effected transactions in the Shares as follows:

                  Date            Number of Shares           Price Per Share
                  ----            ----------------           ---------------

                10/28/92         50,000 (Pedcor)                  6.00

                10/28/92          5,000 (Cordingley)              6.00

                10/28/92          5,100 (Pedigo)                  6.625

                10/28/92            700 (Pedcor)                  6.625

                10/28/92          2,700 (Pedcor)                  6.69

      (d)     Not applicable.

      (e)     Not applicable.

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      The Shares owned by Pedcor which are the subject of this Report have been pledged to National City Bank formerly Merchants National Bank & Trust Company, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to the Bank. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley or Mr. Pedigo and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank.

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      None.

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date: November 4, 1992        -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company


SEC 1746 (12-91) Page 5 of 5

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 4)*

                    Evansville Federal Savings Bank
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 579-7255
        Suite 125, 6150 E. 75th Street, Indianapolis, IN  46250
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                             June 29, 1993
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 6

                                 SCHEDULE 13D

  CUSIP NO. 299333104                                        PAGE 2 OF 6 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Pedcor Investments, A Limited Liability Company
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
      WC of Pedcor Investments, A Limited Liability Company & PF of Bruce A. Cordingley and Gerald K. Pedigo
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Wyoming, qualified to do business in Indiana
------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF
                          192,557
      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING
                          192,557
      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      Pedcor Investments, A Limited Liability Company - 161,696; Bruce A. Cordingley - 15,431; Gerald K. Pedigo - 15,430
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      22.8%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 6

Item 1. Security and Issuer
---------------------------

      Common Stock, $1.00 par value (the "Shares")
      Evansville Federal Savings Bank (the "Issuer"),
      18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      I. Pedcor Investments, A Limited Liability Company ("Pedcor"), is organized under the laws of the State of Wyoming, and is qualified to do business in Indiana. The principal business of Pedcor is real estate oriented investments. Its address is Pedcor Investments, A Limited Liability Company, c/o Bruce A. Cordingley, Suite 125, 6150 E. 75th Street, Indianapolis, IN 46250.

              Pedcor has never been convicted in a criminal proceeding of any kind, nor has it ever been a party to a civil proceeding of a judicial or administrative body.

      II.     (a)   Bruce A. Cordingley (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   Suite 125, 6150 E. 75th Street, Indianapolis, IN
                    46250.

              (c) Investor, self-employed, Suite 125, 6150 E. 75th Street, Indianapolis, IN 46250.

              (d) & (e) Mr. Cordingley has never been convicted in any criminal proceeding of a judicial or administrative body.

              (f)   Mr. Cordingley is a citizen of the United States.

      III.    (a)   Gerald K. Pedigo (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   Suite 125, 6150 E. 75th Street, Indianapolis, IN
                    46250.

              (c)   Investor, self-employed.

              (d) & (e) Mr. Pedigo has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has he ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mr. Pedigo is a citizen of the United States.

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      The shares subject to this report were purchased with working capital of Pedcor and personal funds. The amount of funds used in making the purchases was $615,845.00.

SEC 1746 (12-91) Page 3 of 6

Item 4.  Purpose of Transaction
-------------------------------

      The Shares were purchased for the purpose of investment. Pedcor, Mr. Cordingley and Mr. Pedigo may acquire additional Shares in the future, the timing and amount of such purchases (if any) will be dependent upon a number of factors, including market conditions, the market price of the Shares, working capital, and the availability of other investment opportunities. It is anticipated that any future purchases will be made in open market transactions, direct from other shareholders or direct from the Issuer, and that all Shares acquired will be held for investment purposes. Mr. Cordingley was elected to the Board of Directors on October 20, 1992 for a 3-year term. On March 23, 1992 the Office of Thrift Supervision and Pedcor, Mr. Cordingley and Mr. Pedigo entered into a Rebuttal of Control Agreement which would allow Pedcor, Mr. Cordingley and Mr. Pedigo to acquire up to 25% of the voting shares of the Issuer. Pedcor, Mr. Cordingley and Mr. Pedigo may file an amendment to the Rebuttal of Control Agreement to add Denise Cordingley, wife of Mr. Cordingley, to the group. Pedcor, Mr. Cordingley and/or Mr. Pedigo may consider filing a petition for change of control, but even if they do, no change in the board of directors or management would be anticipated. An approval of the change in control petition would allow ownership of voting common stock in excess of 25% which may then be purchased by Pedcor, Mr. Cordingley and/or Mr. Pedigo. The Issuer may cause a holding company to be created in the near future. Other than the above, Pedcor, Mr. Cordingley and Mr. Pedigo do not have, nor are they aware of, any plans or proposals which relate to or would result in:

      (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

      (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

      (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

      (d) Any change in the present Board of Directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

      (e) Any material change in the present capitalization or dividend policy of the Issuer;

      (f) Any other material change in the Issuer's business or corporate structure;

      (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;



SEC 1746 (12-91) Page 4 of 6

      (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
              Section 12(g)(4) of the Act; or

      (j)     Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by (i) Pedcor is 161,696 or 19.1% of the outstanding common stock of Issuer (ii) Mr. Cordingley is 15,431 or 1.8% of the outstanding common stock of Issuer and (iii) Mr. Pedigo is 15,430 or 1.8% of the outstanding common stock of Issuer.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares which are the subject of this Report. Mr. Cordingley and Mr. Pedigo each have the sole power to vote and sole power to dispose of each of their respective shares.

      (c) Since October 29, 1992, Pedcor, Mr. Cordingley and Mr. Pedigo have effected transactions in the Shares as follows:

                  Date            Number of Shares           Price Per Share
                  ----            ----------------           ---------------

                06/29/93         60,000 (Pedcor)                    7.50

                06/29/93         10,331 (Cordingley)                7.50

                06/29/93         10,330 (Pedigo)                    7.50

                07/02/93         1,300 (Pedcor)                    8.375

              All shares that were purchased on 6/29/93 were from the Issuer pursuant to a rights offering. The shares purchased on 7/2/93 were purchased on the open market.

      (d)     Not applicable.

      (e)     Not applicable.

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      Of the Shares owned by Pedcor which are the subject of this Report, 101,696 have been pledged to National City Bank formerly Merchants National Bank & Trust Company, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to



SEC 1746 (12-91) Page 5 of 6
      the Bank. 5,000 shares of Mr. Cordingley's stock are pledged pursuant to a margin agreement with McDonald & Company. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley or Mr. Pedigo and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank and the margin agreement with McDonald & Company.

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      None.

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date:   July 2, 1993          -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company



































SEC 1746 (12-91)  Page 6 of 6

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 5)*

                    Evansville Federal Savings Bank
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 579-7255
        Suite 125, 6150 E. 75th Street, Indianapolis, IN  46250
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                             July 12, 1993
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 6

                                 SCHEDULE 13D

  CUSIP NO. 299333104                                        PAGE 2 OF 6 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Pedcor Investments, A Limited Liability Company
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
      WC of Pedcor Investments, A Limited Liability Company & PF of Bruce A. Cordingley and Gerald K. Pedigo
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Wyoming, qualified to do business in Indiana
------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF
                          207,056
      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING
                          207,056
      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      Pedcor Investments, A Limited Liability Company - 100,396; Bruce A. Cordingley - 5,100; Gerald K. Pedigo - 5,100
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      24.5%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 6

Item 1. Security and Issuer
---------------------------

      Common Stock, $1.00 par value (the "Shares")
      Evansville Federal Savings Bank (the "Issuer"),
      18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      I. Pedcor Investments, A Limited Liability Company ("Pedcor"), is organized under the laws of the State of Wyoming, and is qualified to do business in Indiana. The principal business of Pedcor is real estate oriented investments. Its address is Pedcor Investments, A Limited Liability Company, c/o Bruce A. Cordingley, Suite 125, 6150 E. 75th Street, Indianapolis, IN 46250.

              Pedcor has never been convicted in a criminal proceeding of any kind, nor has it ever been a party to a civil proceeding of a judicial or administrative body.

      II.     (a)   Bruce A. Cordingley (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   Suite 125, 6150 E. 75th Street, Indianapolis, IN
                    46250.

              (c) Investor, self-employed, Suite 125, 6150 E. 75th Street, Indianapolis, IN 46250.

              (d) & (e) Mr. Cordingley has never been convicted in any criminal proceeding of a judicial or administrative body.

              (f)   Mr. Cordingley is a citizen of the United States.

      III.    (a)   Gerald K. Pedigo (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   Suite 125, 6150 E. 75th Street, Indianapolis, IN
                    46250.

              (c)   Investor, self-employed.

              (d) & (e) Mr. Pedigo has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has he ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mr. Pedigo is a citizen of the United States.







SEC 1746 (12-91) Page 3 of 6

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      The shares subject to this report were purchased with working capital of Pedcor, personal funds of Gerald K. Pedigo and margin account monies for Bruce A. Cordingley. The amount of funds used in making the purchases was $97,875.

Item 4.  Purpose of Transaction
-------------------------------

      The Shares were purchased for the purpose of investment. Pedcor, Mr. Cordingley and Mr. Pedigo may acquire additional Shares in the future, the timing and amount of such purchases (if any) will be dependent upon a number of factors, including market conditions, the market price of the Shares, working capital, and the availability of other investment opportunities. It is anticipated that any future purchases will be made in open market transactions, direct from other shareholders or direct from the Issuer, and that all Shares acquired will be held for investment purposes. Mr. Cordingley was elected to the Board of Directors on October 20, 1992 for a 3-year term. On March 23, 1992 the Office of Thrift Supervision and Pedcor, Mr. Cordingley and Mr. Pedigo entered into a Rebuttal of Control Agreement which would allow Pedcor, Mr. Cordingley and Mr. Pedigo to acquire up to 25% of the voting shares of the Issuer. Pedcor, Mr. Cordingley and Mr. Pedigo intend to file an amendment to the Rebuttal of Control Agreement to add Denise Cordingley, wife of Mr. Cordingley, to the group. Mrs. Cordingley does not currently own any stock in Issuer. Pedcor, Mr. Cordingley and/or Mr. Pedigo may consider filing a petition for change of control, but even if they do, no change in the board of directors or management would be anticipated. An approval of the change in control petition would allow ownership of voting common stock in excess of 25% which may then be purchased by Pedcor, Mr. Cordingley and/or Mr. Pedigo. The Issuer may cause a holding company to be created in the near future. Other than the above, Pedcor, Mr. Cordingley and Mr. Pedigo do not have, nor are they aware of, any plans or proposals which relate to or would result in:

      (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

      (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

      (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

      (d) Any change in the present Board of Directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

      (e) Any material change in the present capitalization or dividend policy of the Issuer;



SEC 1746 (12-91) Page 4 of 6

      (f) Any other material change in the Issuer's business or corporate structure;

      (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

      (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
              Section 12(g)(4) of the Act; or

      (j)     Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by (i) Pedcor is 168,666 or 19.9% of the outstanding common stock of Issuer (ii) Mr. Cordingley is 15,430 or 1.8% of the outstanding common stock of Issuer and (iii) Mr. Pedigo is 15,430 or 1.8% of the outstanding common stock of Issuer.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares which are the subject of this Report. Mr. Cordingley and Mr. Pedigo each have the sole power to vote and sole power to dispose of each of their respective shares.

      (c) Since July 2, 1993, Pedcor, Mr. Cordingley and Mr. Pedigo have effected transactions in the Shares as follows:

                  Date            Number of Shares           Price Per Share
                  ----            ----------------           ---------------

                07/12/93         6,970 (Pedcor)                    8.75

                07/12/93         3,765 (Cordingley)                8.75

                07/12/93         3,765 (Pedigo)                    8.75

              The shares were purchased on the open market.

      (d)     Not applicable.

      (e)     Not applicable.










SEC 1746 (12-91) Page 5 of 6

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      Of the Shares owned by Pedcor which are the subject of this Report, 108,666 have been pledged to National City Bank formerly Merchants National Bank & Trust Company, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to the Bank. 8,765 shares of Mr. Cordingley's stock are pledged pursuant to a margin agreement with McDonald & Company. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley or Mr. Pedigo and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank and the margin agreement with McDonald & Company.

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      None.

Item 8.  Correction
-------------------

      The 10,331 shares of stock shown as being purchased on June 29, 1993 by Bruce A. Cordingley pursuant to the rights offering as set out in the 13-D filed under date of July 21, 1993 should have been 10,330 shares.

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date:   July 16, 1993         -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company


















SEC 1746 (12-91)  Page 6 of 6

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 6)*

                    Evansville Federal Savings Bank
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 579-7255
        Suite 125, 6150 E. 75th Street, Indianapolis, IN  46250
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                            August 24, 1993
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 6

                                 SCHEDULE 13D

  CUSIP NO. 299333104                                        PAGE 2 OF 6 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Pedcor Investments, A Limited Liability Company
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
      WC of Pedcor Investments, A Limited Liability Company & PF of Bruce A. Cordingley, Gerald K. Pedigo and Denise Cordingley
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Wyoming, qualified to do business in Indiana
------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF
                          208,056
      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING
                          208,056
      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      Pedcor Investments, A Limited Liability Company - 168,666; Bruce A. Cordingley - 19,195; Gerald K. Pedigo - 19,195; Denise Cordingley - 1,000
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      24.6%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 6

Item 1. Security and Issuer
---------------------------

      Common Stock, $1.00 par value (the "Shares")
      Evansville Federal Savings Bank (the "Issuer"),
      18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      I. Pedcor Investments, A Limited Liability Company ("Pedcor"), is organized under the laws of the State of Wyoming, and is qualified to do business in Indiana. The principal business of Pedcor is real estate oriented investments. Its address is Pedcor Investments, A Limited Liability Company, c/o Bruce A. Cordingley, Suite 125, 6150 E. 75th Street, Indianapolis, IN 46250.

              Pedcor has never been convicted in a criminal proceeding of any kind, nor has it ever been a party to a civil proceeding of a judicial or administrative body.

      II.     (a)   Bruce A. Cordingley (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   Suite 125, 6150 E. 75th Street, Indianapolis, IN
                    46250.

              (c) Investor, self-employed, Suite 125, 6150 E. 75th Street, Indianapolis, IN 46250.

              (d) & (e) Mr. Cordingley has never been convicted in any criminal proceeding of a judicial or administrative body.

              (f)   Mr. Cordingley is a citizen of the United States.

      III.    (a)   Gerald K. Pedigo (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   Suite 125, 6150 E. 75th Street, Indianapolis, IN
                    46250.

              (c)   Investor, self-employed.

              (d) & (e) Mr. Pedigo has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has he ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mr. Pedigo is a citizen of the United States.







SEC 1746 (12-91) Page 3 of 6

      IV.     (a)   Denise Cordingley (wife of Bruce A. Cordingley).

              (b)   5323 North Meridian Street, Indianapolis, IN  46208.

              (c)   Housewife.

              (d) & (e) Mrs. Cordingley has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has she ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mrs. Cordingley is a citizen of the United States.

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      The shares subject to this report were purchased with personal funds (IRA account) of Denise Cordingley. The amount of funds used in making the purchases was $11,625.

Item 4.  Purpose of Transaction
-------------------------------

      The Shares were purchased for the purpose of investment. Pedcor, Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley may acquire additional Shares in the future, the timing and amount of such purchases (if any) will be dependent upon a number of factors, including market conditions, the market price of the Shares, working capital, and the availability of other investment opportunities. It is anticipated that any future purchases will be made in open market transactions, direct from other shareholders or direct from the Issuer, and that all Shares acquired will be held for investment purposes. Mr. Cordingley was elected to the Board of Directors on October 20, 1992 for a 3-year term. On March 23, 1992 the Office of Thrift Supervision and Pedcor, Mr. Cordingley and Mr. Pedigo entered into a Rebuttal of Control Agreement which would allow Pedcor, Mr. Cordingley and Mr. Pedigo to acquire up to 25% of the voting shares of the Issuer. Pedcor, Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley have executed an amendment to the Rebuttal of Control Agreement to add Denise Cordingley, wife of Mr. Cordingley, to the group. Mrs. Cordingley does not currently own any stock in Issuer other than the 1,000 shares the subject of this filing. Pedcor, Mr. Cordingley and/or Mr. Pedigo may consider filing a petition for change of control, but even if they do, no change in the board of directors or management would be anticipated. An approval of the change in control petition would allow ownership of voting common stock in excess of 25% which may then be purchased by Pedcor, Mr. Cordingley and/or Mr. Pedigo. The Issuer may cause a holding company to be created in the near future. Other than the above, Pedcor, Mr. Cordingley, Mrs. Cordingley and Mr. Pedigo do not have, nor are they aware of, any plans or proposals which relate to or would result in:

      (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;


SEC 1746 (12-91) Page 4 of 6

      (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

      (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

      (d) Any change in the present Board of Directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

      (e) Any material change in the present capitalization or dividend policy of the Issuer;

      (f) Any other material change in the Issuer's business or corporate structure;

      (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

      (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
              Section 12(g)(4) of the Act; or

      (j)     Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by (i) Pedcor is 168,666 or 19.9% of the outstanding common stock of Issuer (ii) Mr. Cordingley is 19,195 or 2.2% of the outstanding common stock of Issuer (iii) Mr. Pedigo is 19,195 or 2.2% of the outstanding common stock of Issuer, and (iv) Denise Cordingley is 1,000 shares or .1% of the outstanding common stock of Issuer.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares which are the subject of this Report. Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley each have the sole power to vote and sole power to dispose of each of their respective shares.

      (c) Since July 12, 1993, Pedcor, Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley have effected transactions in the Shares as follows:

                  Date            Number of Shares           Price Per Share
                  ----            ----------------           ---------------

                08/24/93       1,000 (Mrs. Cordingley)           $11.625


SEC 1746 (12-91) Page 5 of 6

              The shares were purchased on the open market.

      (d)     Not applicable.

      (e)     Not applicable.

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      Of the Shares owned by Pedcor which are the subject of this Report, 108,666 have been pledged to National City Bank formerly Merchants National Bank & Trust Company, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to the Bank. 8,765 shares of Mr. Cordingley's stock are pledged pursuant to a margin agreement with McDonald & Company. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley, Mr. Pedigo or Mrs. Cordingley and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank and the margin agreement with McDonald & Company.

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      None.

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date:   September 7, 1993     -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company



















SEC 1746 (12-91)  Page 6 of 6

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 7)*

   Fidelity Federal Bancorp, formerly Evansville Federal Savings Bank
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 579-7255
        Suite 125, 6150 East 75th Street, Indianapolis, IN  46250
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                            January 31, 1994
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 6

                                 SCHEDULE 13D

  CUSIP NO. 299333104                                        PAGE 2 OF 6 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Pedcor Investments, A Limited Liability Company
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*
      WC of Pedcor Investments, A Limited Liability Company & PF of Bruce A. Cordingley, Gerald K. Pedigo and Denise Cordingley
------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Wyoming, qualified to do business in Indiana
------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF
                          210,156
      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING
                          210,156
      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      Pedcor Investments, A Limited Liability Company - 168,666; Bruce A. Cordingley - 16,345; Gerald K. Pedigo - 20,745; Denise Cordingley - 4,400
------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      24.9%
------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 6

Item 1. Security and Issuer
---------------------------

      Common Stock, $1.00 par value (the "Shares")
      Fidelity Federal Bancorp, formerly Evansville Federal Savings Bank (the "Issuer"), 18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      I. Pedcor Investments, A Limited Liability Company ("Pedcor"), is organized under the laws of the State of Wyoming, and is qualified to do business in Indiana. The principal business of Pedcor is real estate oriented investments. Its address is Pedcor Investments, A Limited Liability Company, c/o Bruce A. Cordingley, Suite 125, 6150 E. 75th Street, Indianapolis, IN 46250.

              Pedcor has never been convicted in a criminal proceeding of any kind, nor has it ever been a party to a civil proceeding of a judicial or administrative body.

      II.     (a)   Bruce A. Cordingley (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   Suite 125, 6150 E. 75th Street, Indianapolis, IN
                    46250.

              (c) Investor, self-employed, Suite 125, 6150 E. 75th Street, Indianapolis, IN 46250.

              (d) & (e) Mr. Cordingley has never been convicted in any criminal proceeding of a judicial or administrative body.

              (f)   Mr. Cordingley is a citizen of the United States.

      III.    (a)   Gerald K. Pedigo (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   Suite 125, 6150 E. 75th Street, Indianapolis, IN
                    46250.

              (c)   Investor, self-employed.

              (d) & (e) Mr. Pedigo has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has he ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mr. Pedigo is a citizen of the United States.

      IV.     (a)   Denise Cordingley (wife of Bruce A. Cordingley).

              (b)   5323 North Meridian Street, Indianapolis, IN  46208.

              (c)   Housewife.

SEC 1746 (12-91) Page 3 of 6

              (d) & (e) Mrs. Cordingley has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has she ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mrs. Cordingley is a citizen of the United States.

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      The shares subject to this report were purchased with personal funds of Gerald K. Pedigo and Denise Cordingley. The amount of funds used in making the purchases was $31,700.

Item 4.  Purpose of Transaction
-------------------------------

      The Shares were purchased for the purpose of investment. Pedcor, Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley may acquire additional Shares in the future, the timing and amount of such purchases (if any) will be dependent upon a number of factors, including market conditions, the market price of the Shares, working capital, and the availability of other investment opportunities. It is anticipated that any future purchases will be made in open market transactions, direct from other shareholders or direct from the Issuer, and that all Shares acquired will be held for investment purposes. Mr. Cordingley was elected to the Board of Directors on October 20, 1992 for a 3-year term. On March 23, 1992 the Office of Thrift Supervision and Pedcor, Mr. Cordingley and Mr. Pedigo entered into a Rebuttal of Control Agreement which would allow Pedcor, Mr. Cordingley and Mr. Pedigo to acquire up to 25% of the voting shares of the Issuer. Pedcor, Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley have executed an amendment to the Rebuttal of Control Agreement to add Denise Cordingley, wife of Mr. Cordingley, to the group. Pedcor, Mr. Cordingley and/or Mr. Pedigo may consider filing a petition for change of control, but even if they do, no change in the board of directors or management would be anticipated. An approval of the change in control petition would allow ownership of voting common stock in excess of 25% which may then be purchased by Pedcor, Mr. and/or Mrs. Cordingley and/or Mr. Pedigo. Pedcor, Mr. Cordingley, Mrs. Cordingley and Mr. Pedigo do not have, nor are they aware of, any plans or proposals which relate to or would result in:

      (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

      (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

      (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

      (d) Any change in the present Board of Directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

SEC 1746 (12-91) Page 4 of 6

      (e) Any material change in the present capitalization or dividend policy of the Issuer;

      (f) Any other material change in the Issuer's business or corporate structure;

      (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

      (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
              Section 12(g)(4) of the Act; or

      (j)     Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by (i) Pedcor is 168,666 or 19.9% of the outstanding common stock of Issuer (ii) Mr. Cordingley is 16,345 or 1.9% of the outstanding common stock of Issuer (iii) Mr. Pedigo is 20,745 or 2.4% of the outstanding common stock of Issuer, and (iv) Denise Cordingley is 4,400 shares or .5% of the outstanding common stock of Issuer.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares which are the subject of this Report. Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley each have the sole power to vote and sole power to dispose of each of their respective shares.

      (c) Since August 27, 1993, Pedcor, Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley have effected transactions in the Shares as follows:

                  Date            Number of Shares           Price Per Share
                  ----            ----------------           ---------------

                10/15/93        500 (Mr. Pedigo)                 $15.00

                10/19/93        500 (Mr. Pedigo)                  15.00

                10/22/93        100 (Mr. Pedigo)                  17.00

                01/26/94        450 (Mr. Pedigo)                  15.00

                01/26/94        550 (Mrs. Cordingley)             15.00

              The shares were purchased on the open market.

SEC 1746 (12-91) Page 5 of 6

      (d)     Not applicable.

      (e)     Not applicable.

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      Of the Shares owned by Pedcor which are the subject of this Report, 108,666 have been pledged to National City Bank formerly Merchants National Bank & Trust Company, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to the Bank. 60,000 shares of stock held by Pedcor Investments and 8,765 shares of Mr. Cordingley's stock are pledged pursuant to a margin agreement with McDonald & Company. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley, Mr. Pedigo or Mrs. Cordingley and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank and the margin agreement with McDonald & Company.

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      None.

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date:   February 9, 1994      -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company















SEC 1746 (12-91)  Page 6 of 6

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 1)*

   Fidelity Federal Bancorp, formerly Evansville Federal Savings Bank
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 579-7255
        Suite 125, 6150 East 75th Street, Indianapolis, IN  46250
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                             June 10, 1994
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 7

                                 SCHEDULE 13D

  CUSIP NO.                                                  PAGE 2 OF 7 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*


------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF

      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING

      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 7

Item 1. Security and Issuer
---------------------------

      Common Stock, $1.00 par value (the "Shares")
      Fidelity Federal Bancorp, formerly Evansville Federal Savings Bank (the "Issuer"), 18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      I. Pedcor Investments, A Limited Liability Company ("Pedcor"), is organized under the laws of the State of Wyoming, and is qualified to do business in Indiana. The principal business of Pedcor is real estate oriented investments. Its address is Pedcor Investments, A Limited Liability Company, c/o Bruce A. Cordingley, Suite 125, 6150 E. 75th Street, Indianapolis, IN 46250.

              Pedcor has never been convicted in a criminal proceeding of any kind, nor has it ever been a party to a civil proceeding of a judicial or administrative body.

      II.     (a)   Bruce A. Cordingley (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   Suite 125, 6150 E. 75th Street, Indianapolis, IN
                    46250.

              (c) Investor, self-employed, Suite 125, 6150 E. 75th Street, Indianapolis, IN 46250.

              (d) & (e) Mr. Cordingley has never been convicted in any criminal proceeding of a judicial or administrative body.

              (f)   Mr. Cordingley is a citizen of the United States.

      III.    (a)   Gerald K. Pedigo (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   Suite 125, 6150 E. 75th Street, Indianapolis, IN
                    46250.

              (c)   Investor, self-employed.

              (d) & (e) Mr. Pedigo has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has he ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mr. Pedigo is a citizen of the United States.

      IV.     (a)   Denise Cordingley (wife of Bruce A. Cordingley).

              (b)   5323 North Meridian Street, Indianapolis, IN  46208.



SEC 1746 (12-91) Page 3 of 7

              (c)   Housewife.

              (d) & (e) Mrs. Cordingley has never been convicted in any criminal proceeding of any kind (excluding traffic violations), nor has she ever been a party to a civil proceeding of a judicial or administrative body.

              (f)   Mrs. Cordingley is a citizen of the United States.

      V.      (a)   Sara A. Lentz.

              (b)   Suite 125, 6150 East 75th Street, Indianapolis, IN
                    46250.

              (c) Property Management, President, Pedcor Management Corp., President, Pedcor Affordable Management, Inc.

              (d) & (e) Ms. Lentz has never been convicted in any criminal proceeding of a judicial or administrative body.

              (f)   Ms. Lentz is a citizen of the United States.

      VI.     (a)   Phillip J. Stoffregen.

              (b)   Suite 125, 6150 East 75th Street, Indianapolis, IN
                    46250.

              (c) Real estate development (executive officer and director of Pedcor Investments, A Limited Liability Company).

              (d) & (e) Mr. Stoffregen has never been convicted in any criminal proceeding of a judicial or administrative body.

              (f)   Mr. Stoffregen is a citizen of the United States.

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      No securities have been acquired which are the subject of this statement.

Item 4.  Purpose of Transaction
-------------------------------

      All Shares have been purchased for the purpose of investment. Mr. Cordingley, Mr. Pedigo, Mrs. Cordingley, Ms. Lentz and Mr. Stoffregen may acquire additional Shares in the future, the timing and amount of such purchases (if any) will be dependent upon a number of factors, including market conditions, the market price of the Shares, working capital, and the availability of other investment opportunities. It is anticipated that any future purchases will be made in open market transactions, direct from other shareholders or direct from the Issuer, and that all Shares acquired will be held for investment purposes. Mr. Cordingley was elected to the Board of Directors on October 20, 1992 for a 3-year

SEC 1746 (12-91) Page 4 of 7
      term. On March 23, 1992 the Office of Thrift Supervision and Pedcor, Mr. Cordingley and Mr. Pedigo entered into a Rebuttal of Control Agreement which would allow Pedcor, Mr. Cordingley and Mr. Pedigo to acquire up to 25% of the voting shares of the Issuer. Pedcor, Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley executed an amendment to the Rebuttal of Control Agreement to add Denise Cordingley, wife of Mr. Cordingley, to the group. On June 10, 1994, Mr. Cordingley, Mr. Pedigo, Mrs. Cordingley, Ms Lentz and Mr. Stoffregen filed a Notice of Change of Control with the Office of Thrift Supervision. Even if such Notice is approved, no change in the board of directors or management is anticipated other than filling vacancies that occur in the ordinary course of business. Approval of the change in control Notice would allow ownership of voting common stock in excess of 25% which may then be purchased by Mr. and Mrs. Cordingley, Mr. Pedigo, Ms. Lentz and/or Mr. Stoffregen. In addition, approval of such Notice would terminate certain restrictions imposed by the Rebuttal of Control Agreement, including restrictions against more than one of the listed individuals serving as a director or as Chairman, President, Chief Executive Officer, or chairman of an executive committee of the Issuer or its thrift subsidiary. If the Notice of Change in Control is approved, one or more of the listed individuals may in the future seek election or appointment as director or executive officer of the Issuer or its thrift subsidiary. Mr. Cordingley, Mrs. Cordingley, Mr. Pedigo, Ms. Lentz and Mr. Stoffregen do not have, nor are they aware of, any plans or proposals which relate to or would result in:

      (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

      (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

      (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

      (d) Any change in the present Board of Directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board, other than the filling the existing vacancy created by the resignation of Edward A. Newton, President and a Director of the Issuer.

      (e) Any material change in the present capitalization or dividend policy of the Issuer;

      (f) Any other material change in the Issuer's business or corporate structure;

      (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;





SEC 1746 (12-91) Page 5 of 7

      (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
              Section 12(g)(4) of the Act; or

      (j)     Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by (i) Pedcor is 168,666 or 19.9% of the outstanding common stock of Issuer (ii) Mr. Cordingley is 16,345 or 1.9% of the outstanding common stock of Issuer (iii) Mr. Pedigo is 20,745 or 2.4% of the outstanding common stock of Issuer, and (iv) Denise Cordingley is 4,400 shares or .5% of the outstanding common stock of Issuer. Neither Ms. Lentz nor Mr. Stoffregen present own any common stock of Issuer.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares which are the subject of this Report. Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley each have the sole power to vote and sole power to dispose of each of their respective shares.

      (c)     Not applicable.

      (d)     Not applicable.

      (e)     Not applicable.

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      Of the Shares owned by Pedcor which are the subject of this Report, 108,666 have been pledged to National City Bank formerly Merchants National Bank & Trust Company, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to the Bank. 60,000 shares of stock held by Pedcor Investments and 8,765 shares of Mr. Cordingley's stock are pledged pursuant to a margin agreement with McDonald & Company. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley, Mr. Pedigo or Mrs. Cordingley and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank and the margin agreement with McDonald & Company.

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      None.



SEC 1746 (12-91) Page 6 of 7

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date:   June 20, 1994         -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company
















































SEC 1746 (12-91)  Page 7 of 7

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 2)*

   Fidelity Federal Bancorp, formerly Evansville Federal Savings Bank
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 587-0320
       8888 Keystone Crossing, Suite 900, Indianapolis, IN  46240
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                            October 17, 1994
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 7

                                 SCHEDULE 13D

  CUSIP NO.                                                  PAGE 2 OF 7 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*


------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF

      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING

      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 7

Item 1. Security and Issuer
---------------------------

      Common Stock, $1.00 par value (the "Shares")
      Fidelity Federal Bancorp, formerly Evansville Federal Savings Bank (the "Issuer"), 18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      I. Pedcor Investments, A Limited Liability Company ("Pedcor"), is organized under the laws of the State of Wyoming, and is qualified to do business in Indiana. The principal business of Pedcor is real estate oriented investments. Its address is Pedcor Investments, A Limited Liability Company, c/o Bruce A. Cordingley, 8888 Keystone Crossing, Suite 900, Indianapolis, IN 46240.

              Pedcor has never been convicted in a criminal proceeding of any kind, nor has it ever been a party to a civil proceeding of a judicial or administrative body.

      II.     (a)   Bruce A. Cordingley (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c) Investor, self-employed, (8888 Keystone Crossing, Suite 900, Indianapolis, IN 46240).

              (d) Mr. Cordingley has never been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

              (e) Mr. Cordingley has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mr. Cordingley is a citizen of the United States.

      III.    (a)   Gerald K. Pedigo (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c)   Investor, self-employed.

              (d) Mr. Pedigo has never been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

SEC 1746 (12-91) Page 3 of 7

              (e) Mr. Pedigo has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mr. Pedigo is a citizen of the United States.

      IV.     (a)   Denise Cordingley (wife of Bruce A. Cordingley).

              (b)   5323 North Meridian Street, Indianapolis, IN  46208.

              (c)   Housewife.

              (d) Mrs. Cordingley has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Mrs. Cordingley has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mrs. Cordingley is a citizen of the United States.

      V.      (a)   Sara A. Lentz.

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c) Property Management, President, Pedcor Management Corp., President, Pedcor Affordable Management, Inc.

              (d) Ms. Lentz has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Ms. Lentz has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Ms. Lentz is a citizen of the United States.

      VI.     (a)   Phillip J. Stoffregen.

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

SEC 1746 (12-91) Page 4 of 7

              (c) Real estate development (executive officer and director of Pedcor Investments, A Limited Liability Company).

              (d) Mr. Stoffregen has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Mr. Stoffregen has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mr. Stoffregen is a citizen of the United States.

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      No securities have been acquired which are the subject of this statement.

Item 4.  Purpose of Transaction
-------------------------------

      All Shares have been purchased for the purpose of investment. Mr. Cordingley, Mr. Pedigo, Mrs. Cordingley, Ms. Lentz and Mr. Stoffregen may acquire additional Shares in the future, the timing and amount of such purchases (if any) will be dependent upon a number of factors, including market conditions, the market price of the Shares, working capital, and the availability of other investment opportunities. It is anticipated that any future purchases will be made in open market transactions, direct from other shareholders or direct from the Issuer, and that all Shares acquired will be held for investment purposes. Mr. Cordingley was elected to the Board of Directors on October 20, 1992 for a 3-year term. On March 23, 1992 the Office of Thrift Supervision ("OTS") and Pedcor, Mr. Cordingley and Mr. Pedigo entered into a Rebuttal of Control Agreement which would allow Pedcor, Mr. Cordingley and Mr. Pedigo to acquire up to 25% of the voting shares of the Issuer. Pedcor, Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley executed an amendment to the Rebuttal of Control Agreement to add Denise Cordingley, wife of Mr. Cordingley, to the group. On June 10, 1994, Mr. Cordingley, Mr. Pedigo, Mrs. Cordingley, Ms Lentz and Mr. Stoffregen filed a Notice of Change of Control with the OTS. On September 1, 1995, the OTS notified the group that the OTS has no objection to the Notice of Change of Control, subject to satisfaction of an additional condition. The group was notified that such condition was satisfied on October 17, 1994. Approval of the Change of Control Notice now allows common stock in excess of 25% but not in excess of 35% of the Issuer's shares to be purchased by Mr. and Mrs. Cordingley, Mr. Pedigo, Ms. Lentz and/or Mr. Stoffregen. In addition, approval of such Notice terminates certain restrictions imposed by the Rebuttal of Control Agreement, including restrictions against more than one of the listed individuals serving as a director or as Chairman, President, Chief Executive Officer, or chairman of an executive committee of the Issuer or its thrift subsidiary. Mr. Cordingley was elected Chairman of the Issuer and Chairman of its thrift subsidiary, Evansville Federal Savings Bank, on October 19, 1994. No further change in the board of directors or management is anticipated

SEC 1746 (12-91) Page 5 of 7
      other than filling vacancies that occur or have occurred in the ordinary course of business. Mr. Cordingley, Mrs. Cordingley, Mr. Pedigo, Ms. Lentz and Mr. Stoffregen do not have, nor are they aware of, any plans or proposals which relate to or would result in:

      (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

      (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

      (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

      (d) Any change in the present Board of Directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board, other than the filling the existing vacancy created by the resignation of Edward A. Newton as president of Evansville Federal Savings Bank and as a director of the Issuer.

      (e) Any material change in the present capitalization or dividend policy of the Issuer;

      (f) Any other material change in the Issuer's business or corporate structure;

      (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

      (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
              Section 12(g)(4) of the Act; or

      (j)     Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by (i) Pedcor is 202,399 or 19.7% of the outstanding common stock of Issuer (ii) Mr. Cordingley is 20,364 or 2.0% of the outstanding common stock of Issuer (iii) Mr. Pedigo is 25,644 or 2.5% of the outstanding common stock of Issuer,

SEC 1746 (12-91) Page 6 of 7
              and (iv) Denise Cordingley is 5,280 shares or .5% of the outstanding common stock of Issuer. Neither Ms. Lentz nor Mr. Stoffregen presently own any common stock of Issuer.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares which are the subject of this Report. Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley each have the sole power to vote and sole power to dispose of each of their respective shares.

      (c)     Not applicable.

      (d)     Not applicable.

      (e)     Not applicable.

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      Of the Shares owned by Pedcor which are the subject of this Report, 144,192 have been pledged to National City Bank formerly Merchants National Bank & Trust Company, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to the Bank. 58,206 shares of stock held by Pedcor Investments and 19,494 shares of Mr. Cordingley's stock are pledged pursuant to a margin agreement with McDonald & Company. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley, Mr. Pedigo or Mrs. Cordingley and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank and the margin agreement with McDonald & Company.

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      None.

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date:   October 27, 1994      -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company









SEC 1746 (12-91)  Page 7 of 7

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 3)*

                        Fidelity Federal Bancorp
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 587-0320
       8888 Keystone Crossing, Suite 900, Indianapolis, IN  46240
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                           September 18, 1995
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 8

                                 SCHEDULE 13D

  CUSIP NO.                                                  PAGE 2 OF 8 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*


------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF

      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING

      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 8

Item 1. Security and Issuer
---------------------------

      Common Stock, $1.00 par value (the "Shares")
      Fidelity Federal Bancorp (the "Issuer"),
      18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      I. Pedcor Investments, A Limited Liability Company ("Pedcor"), is organized under the laws of the State of Wyoming, and is qualified to do business in Indiana. The principal business of Pedcor is real estate oriented investments. Its address is Pedcor Investments, A Limited Liability Company, c/o Bruce A. Cordingley, 8888 Keystone Crossing, Suite 900, Indianapolis, IN 46240.

              Pedcor has never been convicted in a criminal proceeding of any kind, nor has it ever been a party to a civil proceeding of a judicial or administrative body.

      II.     (a)   Bruce A. Cordingley (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company; chairman, chief executive officer and director of the Issuer; and executive officer and director of the Issuer's subsidiaries).

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c) Investor, self-employed, (8888 Keystone Crossing, Suite 900, Indianapolis, IN 46240).

              (d) Mr. Cordingley has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Mr. Cordingley has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mr. Cordingley is a citizen of the United States.

      III.    (a)   Gerald K. Pedigo (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c)   Investor, self-employed.

              (d) Mr. Pedigo has never been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

SEC 1746 (12-91) Page 3 of 8

              (e) Mr. Pedigo has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mr. Pedigo is a citizen of the United States.

      IV.     (a)   Denise Cordingley (wife of Bruce A. Cordingley).

              (b)   5323 North Meridian Street, Indianapolis, IN  46208.

              (c)   Housewife.

              (d) Mrs. Cordingley has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Mrs. Cordingley has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mrs. Cordingley is a citizen of the United States.

      V.      (a)   Sara A. Lentz.

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c) Property Management, President, Pedcor Management Corp., President, Pedcor Affordable Management, Inc.

              (d) Ms. Lentz has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Ms. Lentz has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Ms. Lentz is a citizen of the United States.

      VI.     (a)   Phillip J. Stoffregen.

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

SEC 1746 (12-91) Page 4 of 8

              (c) Real estate development (executive officer and director of Pedcor Investments, A Limited Liability Company).

              (d) Mr. Stoffregen has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Mr. Stoffregen has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mr. Stoffregen is a citizen of the United States.

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      No securities have been acquired which are the subject of this statement.

Item 4.  Purpose of Transaction
-------------------------------

      All Shares are held for investment purposes. As described in Item 5(c) below, Pedcor, Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley have disposed of Shares, and may in the future dispose of additional Shares, for a number of reasons, including, without limitation, (i) to diversify their investment holdings, (ii) to make funds available for personal expenditures (including the construction of an addition to the home of Mr. and Mrs. Cordingley), (iii) to reduce personal and/or business debt, and
      (iv) to take advantage of other investment opportunities, including the opportunity to invest in the securities of other financial institutions. On August 18, 1995 the Issuers filed a Form S-3 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission as a shelf registration (the "Registration Statement"). Among the Shares registered under the Registration Statement are 31,000 Shares owned by Mr. Cordingley, 2,900 Shares owned by Mrs. Cordingley, 221,000 Shares owned by Pedcor, and 20,000 Shares owned by Mr. Pedigo. The registered Shares represent approximately one-third of the Shares and options for Shares owned by Pedcor, Mr. Cordingley, Mrs. Cordingley and Mr. Pedigo at the time the Registration Statement was filed. Mr. Cordingley, Mrs. Cordingley, Mr. Pedigo, Ms. Lentz and Mr. Stoffregen do not have, nor are they aware of, any plans or proposals which relate to or would result in:

      (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer other than as described above or pursuant to the Registration Statement;

      (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

      (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

SEC 1746 (12-91) Page 5 of 8

      (d) Any change in the present Board of Directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

      (e) Any material change in the present capitalization or dividend policy of the Issuer;

      (f) Any other material change in the Issuer's business or corporate structure;

      (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

      (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
              Section 12(g)(4) of the Act; or

      (j)     Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by (i) Pedcor is 365,634 or 16.9% of the outstanding common stock of Issuer (ii) Mr. Cordingley is 23,139 or 1.1% of the outstanding common stock of Issuer (iii) Mr. Pedigo is 44,526 or 2.1% of the outstanding common stock of Issuer, and (iv) Denise Cordingley is 2,638 shares or .1% of the outstanding common stock of Issuer. Neither Ms. Lentz nor Mr. Stoffregen presently own any Shares.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares which are the subject of this Report. Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley each have the sole power to vote and sole power to dispose of each of their respective shares.

      (c)     Transactions effected during the past sixty days.
              -------------------------------------------------
              i.    Bruce A. Cordingley

                    a. On August 9, 1995 sold 6,625 Shares at $14.00 per Share.

                    b. On September 18, 1995 sold 8,000 Shares at $12.875 per Share.

SEC 1746 (12-91) Page 6 of 8

                    c. On September 25, 1995 sold 5,000 Shares at $12.50 per Share (purchased by Sutro & Co., Incorporated as agent for an undisclosed principal).

              ii.   Denise Cordingley

                    a. On August 11, 1995 sold 9,500 Shares at $14.00 per Share.

              iii.  Gerald K. Pedigo

                    a. On August 7, 1995 sold 5,375 Shares at $14.00 per Share.

                    b. On September 25, 1995 sold 5,000 Shares at $12.50 per Share (purchased by Sutro & Co., Incorporated as agent for an undisclosed principal).

              iv.   Pedcor Investments, A Limited Liability Company

                    a. On September 18, 1995 sold 49,400 Shares at $12.875 per Share.

                    b. On September 21, 1995 sold 10,000 Shares at $12.50 per Share.

Except as otherwise specifically noted above, all Shares were disposed of in open market transactions.

      (d)     Not applicable.

      (e)     Not applicable.

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      After the sales described in Item 5 above, 289,317 of the Shares owned by Pedcor are pledged to National City Bank, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to the Bank and 76,317 of the Shares owned by Pedcor Investments and 22,887 of the Shares owned by Mr. Cordingley are pledged pursuant to margin agreements with McDonald & Company Securities, Inc.. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley, Mr. Pedigo or Mrs. Cordingley and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank and the margin agreements with McDonald & Company Securities, Inc.







SEC 1746 (12-91) Page 7 of 8

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      None.

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date:   September 26, 1995    -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company











































SEC 1746 (12-91)  Page 8 of 8

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 4)*

                        Fidelity Federal Bancorp
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 587-0320
       8888 Keystone Crossing, Suite 900, Indianapolis, IN  46240
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                            October 20, 1995
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 8

                                 SCHEDULE 13D

  CUSIP NO.                                                  PAGE 2 OF 8 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*


------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF

      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING

      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 8

Item 1. Security and Issuer
---------------------------

      Common Stock, $1.00 par value (the "Shares")
      Fidelity Federal Bancorp (the "Issuer"),
      18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      I. Pedcor Investments, A Limited Liability Company ("Pedcor"), is organized under the laws of the State of Wyoming, and is qualified to do business in Indiana. The principal business of Pedcor is real estate oriented investments. Its address is Pedcor Investments, A Limited Liability Company, c/o Bruce A. Cordingley, 8888 Keystone Crossing, Suite 900, Indianapolis, IN 46240.

              Pedcor has never been convicted in a criminal proceeding of any kind, nor has it ever been a party to a civil proceeding of a judicial or administrative body.

      II.     (a)   Bruce A. Cordingley (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company; chairman, chief executive officer and director of the Issuer; and executive officer and director of the Issuer's subsidiaries).

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c) Investor, self-employed, (8888 Keystone Crossing, Suite 900, Indianapolis, IN 46240).

              (d) Mr. Cordingley has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Mr. Cordingley has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mr. Cordingley is a citizen of the United States.

      III.    (a)   Gerald K. Pedigo (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c)   Investor, self-employed.



SEC 1746 (12-91) Page 3 of 8

              (d) Mr. Pedigo has never been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

              (e) Mr. Pedigo has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mr. Pedigo is a citizen of the United States.

      IV.     (a)   Denise Cordingley (wife of Bruce A. Cordingley).

              (b)   5323 North Meridian Street, Indianapolis, IN  46208.

              (c)   Housewife.

              (d) Mrs. Cordingley has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Mrs. Cordingley has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mrs. Cordingley is a citizen of the United States.

      V.      (a)   Sara A. Lentz.

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c) Property Management, President, Pedcor Management Corp., President, Pedcor Affordable Management, Inc.

              (d) Ms. Lentz has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Ms. Lentz has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.




SEC 1746 (12-91) Page 4 of 8

              (f)   Ms. Lentz is a citizen of the United States.

      VI.     (a)   Phillip J. Stoffregen.

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c) Real estate development (executive officer and director of Pedcor Investments, A Limited Liability Company).

              (d) Mr. Stoffregen has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Mr. Stoffregen has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mr. Stoffregen is a citizen of the United States.

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      No securities have been acquired which are the subject of this statement.

Item 4.  Purpose of Transaction
-------------------------------

      All Shares are held for investment purposes. As described in Item 5(c) below, Pedcor, Mr. Cordingley, Mr. Pedigo and Mrs. Cordingley have disposed of Shares, and may in the future dispose of additional Shares, for a number of reasons, including, without limitation, (i) to diversify their investment holdings, (ii) to make funds available for personal expenditures (including the construction of an addition to the home of Mr. and Mrs. Cordingley), (iii) to reduce personal and/or business debt, and
      (iv) to take advantage of other investment opportunities, including the opportunity to invest in the securities of other financial institutions. On August 18, 1995 the Issuers filed a Form S-3 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission as a shelf registration (the "Registration Statement"). Among the Shares registered under the Registration Statement were 31,000 Shares owned by Mr. Cordingley, 2,900 Shares owned by Mrs. Cordingley, 221,000 Shares owned by Pedcor, and 20,000 Shares owned by Mr. Pedigo. The registered Shares represented approximately one-third of the Shares and options for Shares owned by Pedcor, Mr. Cordingley, Mrs. Cordingley and Mr. Pedigo at the time the Registration Statement was filed. The sales of Shares described below were made in part pursuant to the Registration Statement and in part pursuant to an exception from registration under Rule 144. The sales of Shares described below represent the sale of the

SEC 1746 (12-91) Page 5 of 8
      remainder of all Shares registered under the Registration Statement by Pedcor, Mr. Cordingley, Mrs. Cordingley and Mr. Pedigo. It is not anticipated that another registration statement for Shares will be filed in the foreseeable future but additional sales of Shares may be made pursuant to Rule 144. Mr. Cordingley, Mrs. Cordingley, Mr. Pedigo, Ms. Lentz and Mr. Stoffregen do not have, nor are they aware of, any plans or proposals which relate to or would result in:

      (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer other than described above or pursuant to the Registration Statement;

      (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

      (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

      (d) Any change in the present Board of Directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

      (e) Any material change in the present capitalization or dividend policy of the Issuer;

      (f) Any other material change in the Issuer's business or corporate structure;

      (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

      (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
              Section 12(g)(4) of the Act; or

      (j)     Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by (i) Pedcor is 194,772 or 9.0% of the outstanding common stock of Issuer (ii) Mr. Cordingley is 5,139 or 0.2% of the outstanding common stock of Issuer (iii) Mr. Pedigo is






SEC 1746 (12-91) Page 6 of 8

              29,526 or 1.4% of the outstanding common stock of Issuer. Mrs. Cordingley, Ms. Lentz and Mr. Stoffregen do not presently own any Shares.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares. Mr. Cordingley and Mr. Pedigo each have the sole power to vote and sole power to dispose of their respective shares.

      (c)     Transactions effected during the past sixty days.
              -------------------------------------------------
              i.    Bruce A. Cordingley

                    a. On October 20, 1995 sold 5,000 Shares at $12.00 per Share.

                    b. On October 20, 1995 sold 13,000 Shares at $11.375 per Share.

              ii.   Denise Cordingley

                    a. On October 20, 1995 sold 2,638 Shares at $11.375 per Share.

              iii.  Gerald K. Pedigo

                    a. On October 20, 1995 sold 5,000 Shares at $12.00 per Share.

                    b. On October 20, 1995 sold 10,000 Shares at $11.375 per Share.

              iv.   Pedcor Investments, A Limited Liability Company

                    a. On October 20, 1995 sold 161,862 Shares at $11.375 per Share.

                    b. On October 27, 1995 sold 9,000 Shares at $11.625 per Share.

All Shares were disposed of in open market transactions.

      (d)     Not applicable.

      (e)     Not applicable.

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      After the sales described in Item 5 above, 167,717 of the Shares owned by Pedcor are pledged to National City Bank, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to the Bank and as of the date hereof 35,717 of the Shares owned by Pedcor and 4,887 of the Shares owned by Mr. Cordingley




SEC 1746 (12-91) Page 7 of 8
      are pledged pursuant to margin agreements with McDonald & Company Securities, Inc.. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley or Mr. Pedigo and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank and the margin agreements with McDonald & Company Securities, Inc.

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      None.

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date:   October 27, 1995      -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company



































SEC 1746 (12-91)  Page 8 of 8

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 5)*

                        Fidelity Federal Bancorp
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 587-0320
       8888 Keystone Crossing, Suite 900, Indianapolis, IN  46240
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                             March 1, 1996
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 8

                                 SCHEDULE 13D

  CUSIP NO.                                                  PAGE 2 OF 8 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*


------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF

      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING

      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 8

Item 1. Security and Issuer
---------------------------

      Common Stock, $1.00 par value (the "Shares")
      Fidelity Federal Bancorp (the "Issuer"),
      18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      I. Pedcor Investments, A Limited Liability Company ("Pedcor"), is organized under the laws of the State of Wyoming, and is qualified to do business in Indiana. The principal business of Pedcor is real estate oriented investments. Its address is Pedcor Investments, A Limited Liability Company, c/o Bruce A. Cordingley, 8888 Keystone Crossing, Suite 900, Indianapolis, IN 46240.

              Pedcor has never been convicted in a criminal proceeding of any kind, nor has it ever been a party to a civil proceeding of a judicial or administrative body.

      II.     (a)   Bruce A. Cordingley (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company; chairman and director of the Issuer; and executive officer and director of the Issuer's subsidiaries).

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c) Investor, self-employed, (8888 Keystone Crossing, Suite 900, Indianapolis, IN 46240).

              (d) Mr. Cordingley has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Mr. Cordingley has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mr. Cordingley is a citizen of the United States.

      III.    (a)   Gerald K. Pedigo (executive officer, director and
                    controlling person of Pedcor Investments, A Limited
                    Liability Company).

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c)   Investor, self-employed.



SEC 1746 (12-91) Page 3 of 8

              (d) Mr. Pedigo has never been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

              (e) Mr. Pedigo has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mr. Pedigo is a citizen of the United States.

      IV.     (a)   Denise Cordingley (wife of Bruce A. Cordingley).

              (b)   5323 North Meridian Street, Indianapolis, IN  46208.

              (c)   Housewife.

              (d) Mrs. Cordingley has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Mrs. Cordingley has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mrs. Cordingley is a citizen of the United States.

      V.      (a)   Sara A. Lentz.

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c) Property Management, President, Pedcor Management Corp., President, Pedcor Affordable Management, Inc.

              (d) Ms. Lentz has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Ms. Lentz has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.




SEC 1746 (12-91) Page 4 of 8

              (f)   Ms. Lentz is a citizen of the United States.

      VI.     (a)   Phillip J. Stoffregen.

              (b)   8888 Keystone Crossing, Suite 900, Indianapolis, IN
                    46240.

              (c) Real estate development (executive officer and director of Pedcor Investments, A Limited Liability Company).

              (d) Mr. Stoffregen has never been convicted in a criminal proceeding (exluding traffic violations or similar misdemeanors).

              (e) Mr. Stoffregen has not, during the last five years been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining further violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

              (f)   Mr. Stoffregen is a citizen of the United States.

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      No securities have been acquired which are the subject of this statement.

Item 4.  Purpose of Transaction
-------------------------------

      All Shares are held for investment purposes. As described in Item 5(c) below, Pedcor has disposed of Shares, and Pedcor, Mr. Cordingley and Mr. Pedigo may in the future dispose of additional Shares, for a number of reasons, including, without limitation,
      (i) to diversify their investment holdings, (ii) to make funds available for personal expenditures (including the construction of an addition to the home of Mr. and Mrs. Cordingley), (iii) to reduce personal and/or business debt, and (iv) to take advantage of other investment opportunities, including the opportunity to invest in the securities of other financial institutions (including the shares of closely held financial institutions controlled by Pedcor, Mr. Cordingley, Mr. Pedigo, Mrs. Cordingley, Ms. Lentz and/or Mr. Stoffregen). Effective March 1, 1996, Mr. Cordingley resigned as chief executive officer of the Issuer in order to devote more attention to his other business endeavors. Mr. Cordingley remains as chairman of the Issuer and continues to serve as chairman of Issuer's subsidiary, United Fidelity Bank, fsb and as chairman and/or president of various subsidiaries of United Fidelity Bank, fsb. Mr. Cordingley, Mrs. Cordingley, Mr. Pedigo, Ms. Lentz and Mr. Stoffregen do not have, nor are they aware of, any plans or proposals which relate to or would result in:



SEC 1746 (12-91) Page 5 of 8

      (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer other than as described above;

      (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

      (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

      (d) Any change in the present Board of Directors or management of the Issuer other than as described above, including any plans or proposals to change the number or term of directors (except for consideration of increasing the board from eight members to nine members) or to fill any existing vacancies on the Board;

      (e) Any material change in the present capitalization or dividend policy of the Issuer;

      (f) Any other material change in the Issuer's business or corporate structure;

      (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

      (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
              Section 12(g)(4) of the Act; or

      (j)     Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer
---------------------------------------------

      (a) The aggregate number of Shares beneficially owned by (i) Pedcor is 158,870 or 7.0% of the outstanding common stock of Issuer (ii) Mr. Cordingley is 3,789 or 0.2% of the outstanding common stock of Issuer (iii) Mr. Pedigo is 28,176 or 1.2% of the outstanding common stock of Issuer
              (iv) Ms. Lentz is 2,000 or .01% of the outstanding common stock of Issuer. Mrs. Cordingley and Mr. Stoffregen do not presently own any Shares.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares. Mr. Cordingley, Mr. Pedigo and Ms. Lentz each have the sole power to vote and sole power to dispose of their respective shares.





SEC 1746 (12-91) Page 6 of 8

      (c)     Transactions effected during the past sixty days.
              -------------------------------------------------

              By Pedcor Investments, A Limited Liability Company

                    a. On January 24, 1996 disposed of 264 Shares at $15.8125 per Share.

                    b. On January 24, 1996 sold 8,000 Shares at $15.50 per Share.

                    c. On February 14, 1996 sold 2,000 Shares at $15.00 per Share.

                    d. On February 22, 1996 sold 4,500 Shares at $12.75 per Share.

                    e. On February 22, 1996 sold 7,800 Shares at $13.00 per Share.

All Shares were disposed of in open market transactions, except the January 24, 1996 disposition of 264 Shares to an unrelated third party, which were transferred as compensation for services rendered.

      (d)     Not applicable.

      (e)     Not applicable.

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      After the sales described in Item 5 above, 126,617 of the Shares owned by Pedcor are pledged to National City Bank, Indianapolis, Indiana (the "Bank") as collateral security for obligations of Pedcor to the Bank and as of the date hereof 31,653 of the Shares owned by Pedcor and 3,537 of the Shares owned by Mr. Cordingley are pledged pursuant to margin agreements with McDonald & Company Securities, Inc.. There is no contract, arrangement, understanding or relationship (legal or otherwise) between Pedcor, Mr. Cordingley or Mr. Pedigo and any other person with respect to the Shares, except for standard default and similar provisions contained in the Pledge Agreement with the Bank and the margin agreements with McDonald & Company Securities, Inc.

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      None.










SEC 1746 (12-91) Page 7 of 8

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date:   March 1, 1996         -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company
















































SEC 1746 (12-91)  Page 8 of 8

                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                             SCHEDULE 13D

               Under the Securities Exchange Act of 1934
                           (Amendment No. 6)*

                        Fidelity Federal Bancorp
-------------------------------------------------------------------------------
                            (Name of Issuer)

                              Common Stock
-------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               299333104
-------------------------------------------------------------------------------
                             (CUSIP Number)

            Pedcor Investments, A Limited Liability Company
                  Bruce A. Cordingley  (317) 587-0320
       8888 Keystone Crossing, Suite 900, Indianapolis, IN  46240
-------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive
                      Notices and Communications)

                              June 5, 1996
-------------------------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1746 (12-91) Page 1 of 5

                                 SCHEDULE 13D

  CUSIP NO.                                                  PAGE 2 OF 5 PAGES
            ---------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*


------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]


------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


------------------------------------------------------------------------------
                     7    SOLE VOTING POWER

     NUMBER OF

      SHARES       -----------------------------------------------------------
                     8    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY
                   -----------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER

    REPORTING

      PERSON       -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
       WITH

------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
      [_]

------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




SEC 1746 (12-91) Page 2 of 5

Item 1.  Security and Issuer
----------------------------

      Common Stock, $1.00 par value (the "Shares")
      Fidelity Federal Bancorp (the "Issuer"),
      18 N.W. Fourth Street, Evansville, Indiana 47708

Item 2.  Identity and Background
--------------------------------

      Unchanged from Amendment 5

Item 3.  Source and Amount of Funds or Other Consideration
----------------------------------------------------------

      Unchanged from Amendment 5

Item 4.  Purpose of Transaction
-------------------------------

      Unchanged from Amendment 5

Item 5.  Interest in Securities of the Issuer
---------------------------------------------
      (a) The aggregate number of Shares beneficially owned by (i) Pedcor is 150,089 or 6.0% of the outstanding common stock of Issuer
            (ii) Mr. Cordingley is 317 or 0.01% of the outstanding common stock of Issuer (iii) Mr. Pedigo is 30,992 or 1.2% of the outstanding common stock of Issuer (iv) Ms. Lentz is 2,220 or .1% of the outstanding common stock of the Issuer. Mrs. Cordingley and Mr. Stoffregen do not presently own any Shares.

      (b) Pedcor has sole power to vote and sole power to dispose of all of its Shares. Mr. Cordingley, Mr. Pedigo and Ms. Lentz each have the sole power to vote and sole power to dispose of their respective Shares.

      (c)   Transactions effected during the past sixty days.
            -------------------------------------------------

            By Pedcor Investments, A Limited Liability Company:

                  a.    On May 14,1996 sold 1,000 Shares at $12.25 per
                        Share.

                  b. On May 14, 1996 disposed of 1,000 Shares at $12.75 per Share.

                  c. On May 22, 1996 disposed of 2,000 Shares at $12.75 per Share.

                  d.    On May 23, 1996 sold 10,300 Shares at $12.25 per
                        Share.

                  e. On May 28, 1996 disposed of 165 Shares at $12.375 per Share.



SEC 1746 (12-91) Page 3 of 5

                  f.    On May 28, 1996 sold 2,100 Shares at $12.125 per
                        Share.

                  g.    On June 5, 1996 sold 2,750 Shares at $11.94 per
                        Share.

All Shares were disposed of in open market transactions, except the second May 14, 1996 disposition of 1,000 Shares, the May 22 disposition of 2,000 Shares and the May 28, 1996 disposition of 165 Shares, all to the same unrelated third party, which were transferred as compensation for services rendered.

      (d)   Not applicable.

      (e)   Not applicable.

Item  6.    Contracts Arrangements, Understanding or Relationships with
-----------------------------------------------------------------------
Respect to Securities of the Issuer
-----------------------------------

      Unchanged from Amendment 5

Item 7.  Material to be Filed as Exhibits
-----------------------------------------

      Unchanged from Amendment 5




           (THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)




























SEC 1746 (12-91) Page 4 of 5

Signature
---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ BRUCE A. CORDINGLEY
Date:   July 3, 1996          -----------------------------------------------
                              Bruce A. Cordingley, President
                              Pedcor Investments, A Limited Liability Company
















































SEC 1746 (12-91) Page 5 of 5